Lightwave Logic Appoints Ronald A. Bucchi to its Board of Directors

June 11, 2012

NEWARK, Del., June 11, 2012 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that it has appointed Ronald A. Bucchi to its Board of Directors.

Mr. Bucchi is currently a member of the board of directors of First Connecticut Bancorp, Inc. (Farmington Bank), serving on Asset Liability Committee, the Governance and Loan committees in addition to chairing the Audit committee. He also serves as Treasurer and a member of the Board of Directors of the Petit Family Foundation, Inc. as well as a board member of two other privately held companies. He is a member of the Connecticut Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the National Association of Corporate Directors.

A 1977 graduate of Central Connecticut State University, Mr. Bucchi also completed course studies in general board governance, audit and compensation at the Harvard Business School Executive Education program (2006-2008). He is a self employed C.P.A. with a specialized practice that concentrates in CEO consulting, strategic planning, mergers, acquisitions, business sales and tax compliance, working with domestic and international companies.

Tom Zelibor, Chief Executive Officer of Lightwave Logic said, "We are extremely pleased to have Ron join our Board of Directors. His unique set of business skills combines experience with emerging companies, investment banking, and merger and acquisition expertise. We invited Ron to join the Board of Directors to assist the company with all these areas. We will be drawing on Ron's business acumen as we expand our strategic initiatives in the future."

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Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website,www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions,effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations,shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com